Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000

News Release

CONTACTS Rachel Ellingson Investor and Media Relations Tel 651 756 2295 rellingson02@sjm.com	J.C. Weigelt Investor Relations Tel 651 756 4347 jweigelt@sjm.com

St. Jude Medical Reports Third Quarter 2011 Results

ST. PAUL, Minn. – October 19, 2011 – St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for the third quarter ended October 1, 2011.

Third Quarter Sales

The Company reported net sales of $1.383 billion in the third quarter of 2011, an increase of 12 percent compared with the $1.240 billion in the third quarter of 2010. Revenue for the third quarter increased 6 percent after adjusting for the impact of foreign currency. Foreign currency translation comparisons increased third quarter sales by approximately $73 million.

Commenting on the Company’s results, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “We made good progress during the third quarter implementing numerous new growth drivers. We are supporting these new growth drivers with robust comparative effectiveness data. We simultaneously are reducing costs and increasing productivity. St. Jude Medical’s program for delivering superior growth over the long-term is on track.”

Cardiac Rhythm Management (CRM)

Total CRM sales, which include ICD and pacemaker products, were $751 million for the third quarter of 2011, a 2 percent increase compared with the third quarter of 2010.

Of that total, ICD product sales were $445 million in the third quarter, a 1 percent increase compared with the third quarter of 2010.

Third quarter pacemaker sales were $306 million, up 2 percent from the comparable quarter in 2010.

Atrial Fibrillation (AF)

AF product sales for the third quarter of 2011 totaled $202 million, a 20 percent increase over the third quarter of 2010.

Neuromodulation

Neuromodulation product sales were $102 million in the third quarter of 2011, up 10 percent from the comparable quarter of 2010.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000

Cardiovascular

Total cardiovascular sales, which primarily include vascular and structural heart products, were $328 million for the third quarter of 2011, a 37 percent increase over the third quarter of 2010 on a reported basis. This division now includes sales from AGA Medical, Inc., which St. Jude Medical acquired in November 2010.

Sales of vascular products in the third quarter of 2011 were $177 million, up 10 percent from the comparable quarter in 2010.

Structural heart product sales for the third quarter of 2011 were $151 million, a 91 percent increase over the third quarter of 2010, with the addition of AGA Medical products to the business.

Third Quarter Earnings Results

In the third quarter, the Company recorded after-tax charges of $21 million, or $0.06 per diluted share, related primarily to ongoing restructuring actions that began in the second quarter to realign certain activities in our CRM business as well as employee termination and other costs primarily associated with continuing efforts to improve our international sales and sales support organization. Also during the third quarter, the Company recorded after-tax charges of $9 million, or $0.03 per share, related to increased collection risk for accounts receivable related to one customer in Europe.

Including these items, reported net earnings for the third quarter of 2011 were $226 million, or $0.69 per share. This compares to reported net earnings for the third quarter of 2010 of $208 million or $0.63 per share. Excluding these items, adjusted net earnings for the third quarter of 2011 were $256 million, or $0.78 per diluted share. A reconciliation of the Company’s non-GAAP adjusted net earnings per share to the Company’s GAAP net earnings per share is provided in the schedule at the end of the press release.

Fourth Quarter and Full-Year 2011 Sales and Earnings Guidance

During a conference call today, St. Jude Medical will provide its range for revenue expectations for the fourth quarter and full-year by product category and update its expectations related to full-year earnings per share.

The Company expects its consolidated adjusted net earnings for the fourth quarter of 2011 to be in the range of $0.83 to $0.85 per diluted share and for full-year 2011 consolidated adjusted net earnings to now be in the range of $3.26 to $3.28 per diluted share. A reconciliation of the Company’s quarterly and annual guidance is provided in the schedule below.

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, acquisition-related charges, impairment charges, restructuring charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, acquisitions, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation and resolution of audits by tax authorities) that vary in frequency and impact on the Company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted net earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

St. Jude Medical’s third quarter 2011 earnings call can be heard live today beginning at 7 a.m. CDT (also archived for 90 days) on the Investor Relations section of our website sjm.com.

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. St. Jude Medical is headquartered in St. Paul, Minn. and has four major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011 and Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2011. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000

Summary of Third Quarter 2011 Sales
Quarter Ended 10/01/11 (dollars in millions)	Sales	Reported % Growth vs. 3Q10
Total Sales	$1,383	12%
Total International Sales	$726
Total US Sales	$657
Worldwide Cardiac Rhythm Management	$751	2%
International Cardiac Rhythm Management	$368
U.S. Cardiac Rhythm Management	$383
Worldwide ICD	$445	1%
International ICD	$188
U.S. ICD	$257
Worldwide Pacemakers	$306	2%
International Pacemakers	$180
U.S. Pacemakers	$126
Worldwide Atrial Fibrillation	$202	20%
International Atrial Fibrillation	$119
U.S. Atrial Fibrillation	$83
Worldwide Cardiovascular	$328	37%
International Cardiovascular	$217
U.S. Cardiovascular	$111
Worldwide Neuromodulation	$102	10%
International Neuromodulation	$22
U.S. Neuromodulation	$80

St. Jude Medical, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	October 1, 2011	January 1, 2011
Cash and cash equivalents	$959,526	$500,336
Accounts receivable, net	1,396,572	1,331,210
Inventories	658,756	667,545
Other current assets	380,272	413,057
Property, plant & equipment, net	1,391,245	1,323,931
Goodwill	2,962,169	2,955,602
Other intangible assets, net	922,122	987,060
Other assets	431,449	387,707
Total assets	$9,102,111	$8,566,448

Current debt obligations	$84,845	$79,637
Other current liabilities	903,029	937,613
Long-term debt	2,917,207	2,431,966
Deferred income taxes, net	305,084	310,503
Long-term other liabilities	456,528	435,058
Total equity	4,435,418	4,371,671
Total liabilities & equity	$9,102,111	$8,566,448

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000

St. Jude Medical, Inc.

Condensed Consolidated Statements of Earnings

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended				Nine Months Ended

	October 1, 2011		October 2, 2010		October 1, 2011		October 2, 2010
Net sales	$1,382,558		$1,239,905		$4,204,822		$3,814,370
Cost of sales
Cost of sales before special charges	362,942		339,819		1,111,261		1,006,290
Special charges	7,173		0		18,219		0
Total cost of sales	370,115		339,819		1,129,480		1,006,290
Gross profit	1,012,443		900,086		3,075,342		2,808,080

Selling, general & administrative expense	505,080		438,723		1,532,241		1,329,623
Research & development expense	176,320		150,135		528,387		456,469
Purchased in-process R & D charges	0		12,244		4,400		12,244
Special charges	21,376		0		53,545		0
Operating profit	309,667		298,984		956,769		1,009,744
Other income (expense), net	(19,513)		(11,111)		(70,978)		(51,657)
Earnings before income taxes	290,154		287,873		885,791		958,087
Income tax expense	63,682		79,488		184,997		257,095
Net earnings	$226,472		$208,385		$700,794		$700,992

Adjusted net earnings (Non-GAAP)	$255,874	(1)	$237,637	(2)	$800,014	(3)	$743,649	(4)

Diluted net earnings per share	$0.69		$0.63		$2.13		$2.13
Adjusted diluted net earnings per share (Non-GAAP)	$0.78	(1)	$0.72	(2)	$2.43	(3)	$2.26	(4)

Cash dividends declared per share	$0.21				$0.63

Weighted average shares outstanding- diluted	326,819		329,927		329,446		329,101

(1)	Third quarter 2011 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax charges totaling $29,402 or $0.09 per share:
	-	$20,882 charges, or $0.06 per share, primarily related to ongoing restructuring actions that began in the second quarter to realign certain activities in our CRM business as well as employee termination and other costs primarily associated with continuing efforts to improve our international sales & sales support organization. The associated pre-tax amount of $28,549 was recorded as a Special Charge to Cost of sales ($7,173) and Special charges ($21,376).
	-	$8,520 charges, or $0.03 per share, related to increased collection risk for accounts receivable related to one customer in Europe. The associated pre-tax amount of $9,340 was recorded to SG&A expense.

(2)	Third quarter 2010 adjusted net earnings and adjusted diluted net earnings per share exclude after-tax charges of $10,714 or $0.03 per share, related primarily to closing and other costs associated with the Company's acquisition of LightLab Imaging, Inc. The associated pre-tax amount of $14,635 was recorded to Cost of sales ($1,700) and SG&A expense ($12,935).
Third quarter 2010 adjusted net earnings and adjusted diluted net earnings per share exclude $12,244 or $0.04 per share, of in-process research and development expenses related to the acquisition of certain pre-development technology assets.
Third quarter 2010 adjusted net earnings and adjusted diluted net earnings per share include $6,294 of income tax benefit, or $0.02 per share, related to the benefit from the federal research and development tax credit extended in the fourth quarter of 2010 retroactive to the beginning of the year.

(3)	First nine months 2011 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax charges totaling $99,220 or $0.30 per share:
	-	$19,250 charges, or $0.06 per share, related to AGA Medical Holdings, Inc. acquired inventory step up amortization expense. The associated pre-tax amount of $29,442 was recorded to Cost of sales.
	-	$49,851 charges, or $0.15 per share, primarily related to ongoing restructuring actions that began in the second quarter to realign certain activities in our CRM business as well as employee termination and other costs primarily associated with continuing efforts to improve our international sales & sales support organization. The associated pre-tax amount of $71,764 was recorded as a Special Charge to Cost of sales ($18,219) and Special charges ($53,545).
	-	$18,849 charges, or $0.06 per share, primarily related to post acquisition expenses for AGA Medical Holdings, Inc. which principally include contract termination costs and other integration costs in international locations. The associated pre-tax amount of $24,922 was recorded to SG&A expense.
	-	$8,520 charges, or $0.02 per share, related to increased collection risk for accounts receivable related to one customer in Europe. The associated pre-tax amount of $9,340 was recorded to SG&A expense.
	-	$2,750 Purchased in-process R&D charges, or $0.01 per share, associated with the Company's acquisition of certain pre-development technology assets.

(4)	First nine months 2010 adjusted net earnings and adjusted diluted net earnings per share exclude after-tax charges of $10,714 or $0.03 per share, related primarily to closing and other costs associated with the Company's acquisition of LightLab Imaging, Inc. The associated pre-tax amount of $14,635 was recorded to Cost of sales ($1,700) and SG&A expense ($12,935).
First nine months 2010 adjusted net earnings and adjusted diluted net earnings per share exclude $12,244 or $0.04 per share, of in-process research and development expenses related to the acquisition of certain pre-development technology assets.
First nine months 2010 adjusted net earnings and adjusted diluted net earnings per share include $19,699 of income tax benefit, or $0.06 per share, related to the benefit from the federal research and development tax credit extended in the fourth quarter of 2010 retroactive to the beginning of the year.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000

2011 Earnings Guidance Reconciliation

	Fourth Quarter 2011		Full Year 2011

Estimated 2011 diluted net earnings per share	$ 0.79 - $ 0.81		$ 2.92 - $ 2.94
Estimated 2011 adjusted diluted net earnings per share (Non-GAAP)	$ 0.83 - $ 0.85	(5)	$ 3.26 - $ 3.28	(6)

(5)	The Company’s above estimated fourth quarter 2011 adjusted diluted net earnings per share (Non-GAAP) excludes the impact of estimated after-tax charges expected to be recognized during the fourth quarter of 2011 related to the ongoing CRM business restructuring actions.
(6)	The Company’s above estimated 2011 adjusted diluted net earnings per share (Non-GAAP) excludes the impact of after-tax charges recognized during the first nine months of 2011 (detailed in footnote 3 above) and expected to be recognized in the fourth quarter of 2011 (footnote 5 above).